Cumberland Pharmaceuticals and Clinigen Group Announce Strategic Alliance
Marketing and distribution agreement will provide Cumberland Pharmaceuticals’ access to new international markets and strengthen Clinigen’s North American footprint

NASHVILLE, Tenn. (Thursday, September 17, 2015) - Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX), a specialty pharmaceutical company focused on hospital acute care and gastroenterology, has agreed to a strategic alliance with Clinigen Group plc (AIM: CLIN), the global pharmaceutical and services company. The alliance will combine Cumberland’s and Clinigen’s respective strengths, expertise and geographical footprints to maximize the commercial potential of future products.
Cumberland will be responsible for the support of Clinigen’s future products through marketing, promotion, and distribution in the U.S. Clinigen will be responsible for the marketing, promotion, distribution and sale of Cumberland’s pharmaceutical products outside of the USA, enabling Cumberland to use Clinigen’s international reach to enter in to new markets outside of the US.
Clinigen is a specialty pharmaceutical and services company focused on delivering the right drug to the right patient at the right time by providing medicines to patients with high unmet needs through clinical trials, licensed and ethically unlicensed supply. As part of Clinigen’s continuing strategy to extend its global presence, this collaboration will build on Clinigen’s existing North American relationships by providing complementary support from Cumberland in the development, marketing, promotion and distribution of future products in the US.
Peter George, CEO of Clinigen Group plc, said:
“A key strategic initiative this year has been to develop our Group’s global distribution footprint. The US is a particular area of focus where we are looking to initiate a long term strategic partnership and Cumberland was a natural fit as a partner. Working together is a logical move for both companies as we will mutually benefit from each other’s distribution expertise and capabilities in our respective regions.”
AJ Kazimi, Chairman and CEO of Cumberland, added:
“This alliance with Clinigen creates a new growth driver for both companies that builds on our strengths. We look forward to working closely with Clinigen to bring its future products to patients in the US through our established commercial infrastructure. In turn, our products will gain access to new markets in other parts of the world.”

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Contact Details

Cumberland Pharmaceuticals

Investor Contact: Erin Smith Cumberland Pharmaceuticals	Tel: +1 615-255-0068 investors@cumberlandpharma.com
Media Contact: Rebecca Kirkham Lovell Communications	Tel: +1 615-297-7766 rebecca@lovell.com
Clinigen Group plc	Tel: +44 (0) 1283 495010
Peter George, Group Chief Executive Officer Shaun Chilton, Group Deputy CEO
Robin Sibson, Group Chief Financial Officer
Numis Securities Limited	Tel: +44 (0) 20 7260 1000
Michael Meade/Freddie Barnfield (Nominated Adviser) James Black/Tom Ballard (Corporate Broking)
Peel Hunt LLP	Tel: +44 (0) 20 7418 8900
James Steel/Jock Maxwell Macdonald
Instinctif Partners	Tel: +44 (0) 20 7457 2020
Melanie Toyne-Sewell/Jayne Crook/Emma Barlow	Email: clinigen@instinctif.com
About Cumberland Pharmaceuticals
Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company's primary target markets include hospital acute care and gastroenterology. Cumberland's five marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, for the treatment of pain and fever, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia and Omeclamox-Pak® for the treatment of H. pylori infection and duodenal ulcer disease. Cumberland is developing Hepatoren® (ifetroban) Injection for the treatment of Hepatorenal Syndrome and Boxaban® (ifetroban) Oral Capsule for the treatment of Aspirin-Exacerbated Respiratory Disease. Cumberland is dedicated to providing innovative products that improve quality of care for patients.
For more information on Cumberland's approved products, including full prescribing information, please visit the individual product websites, links to which can be found on the Company's website www.cumberlandpharma.com.
About Clinigen Group
Clinigen Group is a global pharmaceutical and services company with a unique business model dedicated to delivering the right drug to the right patient at the right time. The Group consists of four synergistic businesses that provide medicines to patients with unmet medical need; through Clinigen CTS we manage the supply of commercial medicines for clinical trials, through Idis Managed Access we run early access programs for our own and other companies’ portfolios, our Idis Global Access team works directly with healthcare providers to enable ethical compliant access to unlicensed medicines, and through Clinigen SP, we market our own portfolio of niche commercial products.
We are global leaders in ethically sourcing and supplying unlicensed medicines to hospital pharmacists and physicians for patients with a high unmet need.
For more information, please visit www.clinigengroup.com.

Forward-looking statement
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland's operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland's results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company's most recent Form 10-K and subsequent 10-Q's as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.